Exhibit 10.15

CONSULTING AGREEMENT

DATED August 30, 2009

INVERNESS MEDICAL SWITZERLAND GMBH

And

CITROS V.O.F.

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CONSULTING AGREEMENT

THIS AGREEMENT (the Agreement) is made on August 30th 2009 BETWEEN

BETWEEN:

(1)	Inverness Medical Switzerland GmbH, a business based in Switzerland whose address is Bahnhofstrasse 28, CH-6300 Zug, Switzerland (Swissco); and

(2)	Citros V.O.F. (RPR Number be 0811 511 896 (Ghent)) whose registered office is at Pontstraat 87, 9831 Sint-Martens-Latem (Deurle), (the Consultant).

BACKGROUND

A.	Swissco is the owner of certain trademarks and brands of medical diagnostic products and health management services, and is a part of the Inverness Medical Innovations, Inc. (collectively with its subsidiaries, Inverness) group of Companies which develops, manufactures and sells these medical diagnostic products and services throughout the world.

B.	Consultant is a company active in the area of providing services related to the distribution and marketing of medical products and the development of medical products (the Services).

C.	This Agreement sets out the terms and conditions that will apply to provision by Consultant of Services to and for the benefit of Swissco.

D.	The parties acknowledge that Services have been provided by Consultant to Swissco pursuant to the terms set forth in this Agreement since April 2009.

IT IS AGREED:

1.	SERVICES

1.1	The Parties hereby agree that the Consultant shall provide services to the Swissco as set out in Schedule 1 of this Agreement (the Services), independently and under the conditions set out in this Agreement.

1.2	Consultant shall ensure that all persons involved in the provision of the Services shall be appropriately qualified and it is understood the Services shall be provided mainly by Hilde Eylenbosch in her capacity as a representative of Consultant.

1.3	Consultant shall provide the Services with all the skill, care, and diligence to be expected of a professional provider of services similar to the Services.

2.	METHOD OF PERFORMANCE

2.1	Consultant will act in as an independent contractor and will provide the Services completely independently from Swissco and will plan activities at her own discretion.

The Parties acknowledge and agree that the performance of this Agreement and the ensuing business relationship shall not create an employment relationship between

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Consultant or any of its representatives and Swissco or any affiliate under Swiss or Belgian law regardless of whether the role played by Hilde Eylenbosch as an officer of Inverness Medical Innovations could be considered an employment relationship under U.S. law.

Swissco expressly waives its right to exercise any authority over Consultant, which could lead to the existence of a link of subordination.

2.2	Consultant shall determine its own working hours and project planning, however, under applicable law regulations, Swissco can consult with the Consultant and provide indications of expected outcome on projects and give instructions accordingly in respect of working time and implementation of the agreed work. Consultant must comply with all legal provisions that apply to a consultant under this Agreement, including VAT.

3.	PRICE AND PAYMENT

3.1	As consideration for the Services, Swissco will pay to Consultant an annual fee of EUR 371,000.00 (excluding VAT) (the Fee). The Fee will be paid in twelve (12) equal monthly instalments.

3.2	Consultant will invoice 1/12th of the Fee monthly to Swissco. Invoices are payable within one month after the date of the invoice.

3.3	To enable Swissco to process invoices correctly and in a timely manner, Consultant will provide the following information on the invoices:

•	the name and address of Consultant;

•	the VAT number of the Consultant;

•	the registered number of Consultant;

•	the date and number of the invoice;

•	the name and address of Swissco;

•	a detailed description of the Services; and

•	the bank account number of the Consultant.

3.4	The Parties agree that the Fee represents full payment for all Services performed under the Agreement.

3.5	In providing the Services, Consultant shall cooperate with Swissco and respect at all times (i) Swissco’s business practices and business conduct guidelines and (ii) the applicable laws and regulations.

3.6	Without prejudice to Article 3.7 below, Consultant shall devote substantially all its business time, energy and skills to the performance of the Services, on a minimum of 200 full business days in each calendar year.

3.7	Consultant may supply services to third parties, provided that:

(a)	these third parties are not competitors of Inverness, and do not have an adverse impact on the reputation of Inverness; and

(b)	the services have no negative impact on the performance of this Agreement or on Inverness’ businesses.

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4.	REIMBURSEMENT OF EXPENSES

4.1	Swissco will reimburse Consultant for expenses incurred in providing the Services if these are reasonable and necessary (for example travel costs and representation/entertainment costs) if Consultant provides supporting evidence in relation thereto. In addition, travel and other expenses shall be incurred in compliance with the expenses reimbursement policies of Swissco, copies of which have been provided to Consultant.

5.	WELL-BEING AT WORK

5.1	The Consultant will comply with and apply Swissco’s safety standards.

6.	TERM AND TERMINATION

6.1	The Agreement will take effect on the date the Agreement is signed by the Parties (the Date of the Agreement).

6.2	Without prejudice to clauses 6.4 and 6.5 hereof, the Agreement will have an initial term of two years from the Date of the Agreement (the Initial Term) and, upon expiration of the Initial Term, will be automatically extended by successive one-year periods unless either Party terminates the Agreement in accordance with clause 6.3.

6.3.	Without prejudice to clauses 6.4 and 6.5 hereof, after the expiration of the Initial Term, each Party can terminate the Agreement at any time, by registered letter subject to prior written notice sent:

(c)	180 days in advance, if termination occurs in the period between the beginning of the third and the end of the fifth year from the Date of the Agreement; and

(d)	360 days in advance, if termination occurs after the beginning of the sixth year as from the Date of the Agreement.

6.4	Each Party can terminate the Agreement at any time, by registered letter, without notice or indemnity, if any of the following events occurs

(a)	a serious contractual breach by the other Party. Serious contractual breaches include a breach of the non-competition clause, the loyalty clause, the confidentiality clause or the ownership of Developments clause or a failure to perform the Services if that failure is not remedied within one month after the date of the other Party’s notice of default; or

(b)	a Party is involved in a dissolution, bankruptcy or settlement procedure or a Party becomes insolvent.

6.5	Should Consultant or its representative Hilde Eylenbosch be unavailable or unable to provide Services, for whatever reason, for more than 4 weeks, Swissco may suspend the Agreement. In the case of such unavailability of the Consultant or its representative Hilde Eylenbosch for more than 6 weeks, Swissco may choose to terminate the Agreement without termination notice or payment of compensation by Swissco to Consultant.

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7.	NON-COMPETITION AND POACHING

7.1	Consultant will not, for any reason, directly or indirectly, in any capacity (on her own behalf or as owner, manager, shareholder, consultant, director, officer, partner or employee of any business entity or in any other capacity whatsoever), participate, develop activities or engage in any business or activity which competes directly with Inverness’ activities or planned activities during the term of the Agreement and for one (1) year after the termination of the Agreement.

7.2	Consultant will not during the term of the Agreement and for a period of one (1) year following its termination:

(a)	encourage, solicit, induce any Inverness personnel to end their relationship with Inverness; or

(b)	encourage a client, supplier, agent, franchisee, network supplier or any other contract Party to end its relationship with Inverness or breach or modify the conditions of the relationship in a way that is disadvantageous to Inverness.

7.3	If Consultant breaches this non-competition clause, it risks a compensation equal to the Fee

8.	LOYALTY

Consultant will not have any interest in or supply services to any company if this could result in a conflict of interest with Inverness or disrupt performance of the Agreement.

9.	CONFIDENTIALITY

9.1	In the performance of the Agreement, Consultant will have access to confidential information of Inverness, including trade secrets, proprietary information, inventions and developments, customer lists, business plans and all other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of Inverness or received by Inverness from an outside source, that is in the possession of Inverness and that is maintained in confidence by Inverness or might permit Inverness or its customers to obtain a competitive advantage over competitors who do not have access to such information (collectively, the Confidential Information).

9.2	During this Agreement, Consultant shall use and disclose Confidential Information only to the extent necessary to perform its duties under this Agreement and for the sole benefit of the Swissco, and, in any event, shall not disclose any Confidential Information to any person or entity outside Inverness, except as authorised pursuant to a confidentiality agreement or with the prior written direction or written permission of a duly authorised officer of Swissco. After the termination of this Agreement, the Consultant shall not disclose to any person or entity, or make use of, any Confidential Information without the prior written permission of a duly authorised officer of Swissco. This provision shall not apply to any Confidential Information that Swissco has voluntarily disclosed to the public or that has otherwise legally entered the public domain.

9.3	Consultant acknowledges that Inverness has from time to time in its possession information that is claimed by others to be proprietary and that Inverness has agreed to keep confidential. Consultant agrees that all such information shall be Confidential Information for the purposes of this Agreement.

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9.4	The Confidential Information cannot be used for Consultant’s own benefit or for the benefit of any person or entity other than Inverness.

9.5	Consultant acknowledges that improper disclosure or use of the Confidential Information would cause the Swissco substantial loss, damage and irreparable harm. If any provision is breached, Consultant will pay to Swissco on its first request, a lump sum compensation equal to two times the Fee, without prejudice to any claim that Swissco may have for additional damages if further loss is suffered.

10.	INFORMATION CONCERNING SWISSCO

10.1	During the Agreement, Consultant agrees to grant immediate and free access to Swissco to all documents it possesses, whether in written, electronic or magnetic form, which contain information about Swissco or Inverness or transactions planned by Swissco or Inverness.

10.2	At the end of the Agreement, Consultant will immediately return to the Swissco, all documents it possesses, whether in written, electronic or magnetic form, which contains information about Inverness or any activity or transaction of Inverness.

11.	OWNERSHIP OF DEVELOPMENTS

11.1	Consultant acknowledges and agrees that any Confidential Information and all other discoveries, inventions, ideas, concepts, processes, products, methods, works, software products, databases, distinctive signs and improvements, or parts thereof, conceived, developed, or otherwise made by the Consultant, alone or jointly with others and relating to the Inverness’ present or proposed products (with the explicit exception of any product/service/invention/algorithm related to the diagnosis and /or treatment of diabetes, which exception shall be in effect for so long as Inverness is prohibited from participating in the diabetes business, but not thereafter), programs or services or to tasks assigned to the Consultant during the course of this Agreement, whether or not subject to copyright, trademark, database, software or patent protection and whether or not reduced to tangible form or reduced to practice, during the duration of this Agreement with Swissco (the Developments) shall be the sole property of Swissco. In accordance with this clause, the Consultant shall take all necessary steps to procure the assignment to Swissco of the Developments of any third parties which have been conceived, developed or otherwise made with the Consultant.

11.2	Consultant represents and warrants that it does not and will not claim rights in, or otherwise exclude from this Agreement, any Development (with the explicit exception of any product/service/invention/algorithm related to the diagnosis and /or treatment of diabetes, which exception shall be in effect for so long as Inverness is prohibited from participating in the diabetes business, but not thereafter).

11.3

All originals and all copies of all drawings, prints, diagrams, notes, memoranda, and other materials and writings containing, representing, evidencing, recording, or constituting any Confidential Information or Developments (with the explicit exception of any product/service/invention/algorithm related to the diagnosis and /or treatment of diabetes, which exception shall be in effect for so long as Inverness is prohibited from

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participating in the diabetes business, but not thereafter), however and whenever produced (whether by the Consultant or others), and whether or not patentable or subject to copyright protection, shall be the sole property of Swissco and shall be returned to the Swissco upon the termination of this Agreement for any reason.

11.4	Consultant hereby assigns and, to the extent any such assignment cannot be made at present, agrees to assign to Swissco all of its right, title and interest in such Developments (with the explicit exception of any product/service/invention/algorithm related to the diagnosis and /or treatment of diabetes, which exception shall be in effect for so long as Inverness is prohibited from participating in the diabetes business, but not thereafter) and in all copyrights, patents, trademarks, database rights, software rights and other proprietary rights that Consultant may have in any such Development, together with the right to file for or own wholly without restriction patents, trademarks and copyrights with respect thereto.

11.5	During and after the term of this Agreement, Consultant shall execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent and copyright applications and supporting documentation, and perform all acts that Swissco may request to secure its rights hereunder and to carry out the intent of this Clause (with the explicit exception of any product/service/invention/algorithm related to the diagnosis and /or treatment of diabetes, which exception shall be in effect for so long as Inverness is prohibited from participating in the diabetes business, but not thereafter).

11.6	Consultant agrees to assist Swissco, at Swissco’s expense, in every proper way to obtain for its sole benefit, in any and all countries, patents, copyrights or other legal protection for all Developments (with the explicit exception of any product/service/invention/algorithm related to the diagnosis and /or treatment of diabetes, which exception shall be in effect for so long as Inverness is prohibited from participating in the diabetes business, but not thereafter) that by virtue of clause 11.1 above are the sole property of Swissco and for publications pertaining to any of them. All expenses incurred by Consultant in connection with her obligations under this clause, including but not limited to travel costs, shall be reimbursed by Swissco. However, Consultant shall receive no compensation for her time spent except that if Consultant is required to spend more than eight hours in fulfilling its obligations hereunder after the termination of this Agreement, Swissco shall compensate Consultant for such excess hours at a rate that is fair and reasonable in light of the nature of the services rendered. Consultant further agrees that if Swissco is unable, after using its best reasonable efforts, to secure Consultant’s signature on any such documents and if Consultant has not objected to such action as not being required by this Agreement, any executive officer of Swissco shall be entitled to execute any such documents as the Consultant’s agent and attorney-in-fact, and Consultant hereby irrevocably designates and appoints each executive officer of Swissco as its agent and attorney-in-fact to execute any such documents on Consultant’s behalf, and to take any and all actions as Swissco may deem necessary, or desirable, in order to protect its rights or interests in any Development under the conditions described in this Clause.

12.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

12.1	Consultant represents and warrants that it is subject to no contractual restriction or obligation that will in any way limit the performance of this Agreement by Consultant or prevent Consultant from performing all of the terms of this Agreement.

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12.2	Consultant represents, warrants and covenants that, throughout the duration of this Agreement, Consultant will not (a) breach any continuing contractual obligation that Consultant has to any third party, or (b) use or disclose any trade secret or other proprietary right of any third party.

12.3	Consultant will make and maintain adequate and current written records of all Confidential Information and Developments that are the sole property of Swissco or Inverness in accordance with this Agreement and shall disclose the same promptly, fully and in writing to Swissco.

13.	NOTICES

13.1	Any notice or other formal communication given under this Agreement must be in writing and may be delivered in person, or sent by registered mail with acknowledgement of receipt to the Party at its address appearing in this Agreement, or at such other address as it may notify to the other Party under this clause.

13.2	Any notice or other communication shall be deemed to have been given:

(a)	at the time of delivery, if delivered in person; or

(b)	on the day of receipt, if sent by registered mail with acknowledgement of receipt.

14.	ASSIGNMENTS

14.1	The Agreement is entered into between the Parties on an intuitu personae basis.

14.2	Neither Party may assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other Party. The other Party is not obliged to justify its refusal.

15.	GENERAL

15.1	If any provision in this Agreement is void or non-applicable but would be valid if some part of the provision were deleted or restricted, the provision in question shall apply with such deletion or restriction as may be necessary to make it valid.

15.2	The nullity or non-applicability of any provision of this Agreement shall not affect the validity or applicability of the other provisions of the Agreement, which shall remain in full force and effect.

15.3	Save as otherwise provided in this Agreement, or as otherwise specifically agreed in writing by the Parties after the date of this Agreement, each Party will pay the costs and expenses incurred by it in connection with the entering into of this Agreement.

15.4	The Parties to this Agreement waive their rights, if any (and whether in whole or in part), to annul, rescind, dissolve or cancel this Agreement, including on the basis of general provisions of contract law.

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16.	WHOLE AGREEMENT

16.1	This Agreement contains the whole agreement between the Parties relating to the transaction contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the Parties relating to this transaction.

16.2	No modification, amendment, waiver or termination of this Agreement or of any provision hereof shall be binding unless made in writing and duly signed. Failure of Swissco to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions.

17.	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with the laws of Switzerland.

18.	MEDIATION/JURISDICTION

18.1	The parties will attempt to resolve any dispute or claim arising out of or relating to this Agreement promptly through negotiation. If the matter is not resolved, the parties will attempt to resolve the dispute or claim through the Centre for Effective Dispute Resolution Model Mediation Process. If the matter has not been resolved within 30 days of the initiation of such a mediation, or if either party will not participate in a mediation, the dispute may be referred to litigation.

18.2	Clause 18.1 does not exclude the right of Consultant or of Swissco to ask for interim relief before any court having jurisdiction.

19.	LANGUAGE

The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications in connection with this Agreement and the transactions envisaged by it shall be in English unless otherwise agreed between the Parties.

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SCHEDULE 1

LIST OF SERVICES

In accordance with the Client’s and its parent company business plan as amended from time to time by the board of directors, the Independent Consultant will perform the following duties, with the following limitations:

Duties	Limitations

Sales and Marketing consultancy

Advice and consultancy at senior management meetings – which may require international travel

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THIS AGREEMENT has been signed on behalf of the parties by their duly authorised representatives on the date which appears first on page 1.

SIGNATORIES

Signed by Paul Hempel	/s/ Paul Hempel

For and on behalf of Inverness Medical Switzerland GmbH

Signed by Hilde Eylenbosch	/s/ Hilde Eylenbosch

For and on behalf of CITROS V.O.F.

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